EXHIBIT 10.1

FUSE MEDICAL, INC.

STOCK OPTION AGREEMENT

This Stock Option Agreement (this "Agreement"), effective for all purposes as of the 17th day of July, 2015 (the "Grant Date"), is entered into by and between Ross Eichberg, an individual ("Optionee") and Fuse Medical, Inc., a Delaware corporation (the "Corporation"). Each of Optionee and the Corporation are sometimes individually referred to hereinafter as a "Party" and collectively as the "Parties."

1.	Grant of Option. The Corporation hereby grants to Optionee, as of the Grant Date, an option (the "Option") to purchase up to 600,000 shares of the common stock of the Corporation (the "Option Shares"), at an exercise price of $0.26 per share (the "Exercise Price"). The Option Shares that are vested in accordance with the Vesting Schedule (as defined below) shall be exercisable from time-to-time during the Term (as defined in Section 2) upon payment of the Exercise Price.

2.	Option Term. The Option shall have a term of five (5) years measured from the Grant Date (the "Term" and the last day of which shall be the "Expiration Date"). The Option shall permanently expire on the Expiration Date, unless sooner terminated in accordance with Sections 5 or 6.

3.	Limited Transferability. The Option shall be neither transferable nor assignable by Optionee.

4.	Vesting Schedule; Dates of Exercise.

a.	This Option may only be exercisable after one year from the Grant Date and then, after the expiration of that one year period, the options shall be exerciseable to purchase whole shares of Common Stock in accordance with the following vesting schedule: (i) 100,000 (1/6) of the Option Shares shall vest 13 months after the Grant Date; (ii) 200,000 (1/3) of the Option Shares shall vest 14 months after the Grant Date; (iii) 300,000 (1/2) of the Option Shares shall vest 15 months after the Grant Date; (iv) 400,000 (2/3 ) of the Option Shares shall vest 16 months after the Grant Date; (v) 500,000 (5/6) of the Option Shares shall vest 17 months after the Grant Date; and (vi) 600,000 (100%) of the Options Shares shall vest 18 months after the Grant Date (the "Vesting Schedule").

b.	As the Option becomes exercisable for each of the foregoing installments of Option Shares, those installments shall accumulate, and the Option shall remain exercisable for the accumulated installments until the Expiration Date.

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5.	Manner of Exercising Option.

a.	In order to exercise the Option with respect to all or any part of the Option Shares for which the Option is at the time exercisable, Optionee (or any other person or persons exercising the Option) must take the following actions:

i.	Execute and deliver to the Corporation a stock option exercise agreement for the Option Shares for which the Option is exercised, in form and substance substantially similar to the one attached hereto as Exhibit A (the "Exercise Agreement").

ii.	Pay the aggregate Exercise Price for the purchased shares in either cash or check made payable to the Corporation, or by any other method to which the Corporation shall agree, in the Corporation's sole discretion, including but not limited to a cashless exercise through a sale and remittance procedure approved by the Corporation.

iii.	Furnish to the Corporation appropriate documentation that the person or persons exercising the Option (if other than Optionee) have the right to exercise the Option.

iv.	Execute and deliver to the Corporation such written representations as may be requested by the Corporation in order for it to comply with the applicable requirements of Federal and state securities laws.

b.	As soon as practical after the date upon which Optionee exercises all or part of his Option hereunder, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising the Option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

c.	In no event may the Option be exercised for any fractional shares.

6.	Restrictive Legends. Optionee understands and agrees that the Corporation shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Option Shares together with any other legends that may be required by the Corporation or by state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RISK OF FORFEITURE AS SET FORTH IN THE STOCK OPTION AGREEMENT BETWEEN THE CORPORATION AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE CORPORATION.

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7.	Compliance with Laws and Regulations. The exercise of the Option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Corporation's common stock may be listed for trading at the time of such exercise and issuance.

8.	Tax Matters. Optionee hereby acknowledges that any applicable transfer restrictions, or any other applicable document, may result in adverse tax consequences to Optionee that may be avoided by proper tax planning. Optionee acknowledges and agrees that (i) he will consult with his own tax counsel and determine how best to plan for the tax consequences of his receipt of the Option granted hereby, and (ii) such planning and the making of such election is his sole responsibility, and not the Corporation's. Optionee acknowledges that the Corporation will not make any tax filings on his behalf.

9.	Tax/Legal Counsel. Optionee confirms that he has had an opportunity to consult with professionals of his own choosing and to obtain advice with respect to this Option Agreement and the legal and tax consequences of the Option granted to her hereunder. Further, Optionee acknowledges and agrees that the law firm of Ballard Spahr LLP only represents the Corporation with respect to this Option Agreement. Optionee has been advised to consult his own legal or tax counsel to review this Option Agreement and any other agreement between Optionee and the Corporation received in the future.

10.	Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee, Optionee's assigns and the legal representatives, heirs and legatees of Optionee's estate.

11.	Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee's signature line below. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

12.	Governing Law. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

13.	Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon/relating to this Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the State of Texas in each case located in the City of Dallas, Texas and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

[Remainder of Page Intentionally Left Blank; Signature page(s) to follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Grant Date.

CORPORATION:

FUSE MEDICAL, INC.

By:	/s/ Christopher Pratt
Name:	Christopher Pratt
Title:	Interim Chief Executive Officer

OPTIONEE:

/s/ Ross Eichberg
Ross Eichberg, an individual

Address:

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EXHIBIT A

Form of Exercise Agreement

(Attached)

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Stock Option Exercise Agreement

This Stock Option Exercise Agreement (this "Exercise Agreement") is made and entered into as of _________________ by and between Fuse Medical, Inc., a Delaware corporation (the "Company") and the Purchaser named below. Capitalized terms used but not defined herein shall have the meanings ascribed to them in that certain Stock Option Agreement, dated effective as of July ____, 2015 (the "Option Agreement").

Purchaser Name: Ross Eichberg ("Purchaser")

Address: _____________________________

_____________________________________

_____________________________________

Social Security Number: __________________

Date: ________________________________

Option. The Purchaser was granted anoption (the "Option") to purchase certain shares of common stock pursuant to the terms of the Option Agreement.

Exercise of Option. The Purchaser hereby elects to exercise the Option to purchase ________ shares of Common Stock ("Shares"), _______ of which are vested pursuant to the terms of the Option Agreement, and _______ shall remain unvested until the vesting requirements of Section 4(a) of the Option Agreement are fulfilled.

The total Exercise Price for all of the Shares is _____________ (total Shares times Exercise Price per Share).

Payment of the Exercise Price; Delivery of Required Documents. The Purchaser encloses payment in full of the total Exercise Price for the Shares in the following form(s), as authorized by the Option Agreement (check and complete as appropriate):

____ In cash (by certified or bank check) in the amount of $________, receipt of which is acknowledged by the Company.

____ By a Company-assisted cashless exercise, as previously agreed in writing by the Company.

____ By reduction in the number of Shares otherwise deliverable upon exercise with a Fair Market Value equal to the total Exercise Price, as previously agreed in writing by the Company.

The Purchaser will deliver any other documents that the Company requires.

Representations and Warranties of Purchaser. Purchaser represents and warrants to the Company, that the following are true in all material respects:

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Purchaser is acquiring the Shares solely for his own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Notwithstanding any of the foregoing, the Purchaser may for estate planning purposes only, transfer any Shares to a trust established by the Purchaser of which the Purchaser is a Trustee.

 Purchaser has conducted his own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that he has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Purchaser acknowledges and agrees that: (a) in making his decision to enter into this Exercise Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon his own investigation; and (b) neither the Company, nor any other person has made any representation or warranty as to the Company or this Agreement.

Tax Withholding. The Purchaser will make arrangements satisfactory to the Company to pay or provide for any applicable federal, state and local withholding obligations of the Company. The Purchaser may satisfy any federal, state or local tax withholding obligation relating to the exercise of the Option by any of the methods set forth in the Option Agreement. The Purchaser understands that ownership of the Shares will not be transferred to the Purchaser until the total Exercise Price and all applicable withholding taxes have been paid.

Tax Consequences. The Purchaser understands that there may be adverse federal or state tax consequences as a result of his purchase or disposition of the Shares. The Purchaser also acknowledges that he has been advised to consult with a tax advisor in connection with the purchase or disposition of the Shares. The Purchaser is not relying on the Company for tax advice.

Compliance with Law. The issuance and transfer of the Shares will be subject to, and conditioned upon compliance by the Company and the Purchaser with, all applicable federal, state and local laws and regulations and all applicable requirements of any stock exchange or automated quotation system on which the Shares may be listed or quoted at the time of such issuance or transfer.

Successors and Assigns; Binding Effect. This Exercise Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. This Exercise Agreement will be binding upon the Purchaser and the Purchaser's heirs, executors, legal representatives, successors and assigns.

Governing Law. This Exercise Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

Severability. The invalidity or unenforceability of any provision of this Exercise Agreement shall not affect the validity or enforceability of any other provision, and each provision of this Exercise Agreement shall be severable and enforceable to the extent permitted by law.

Counterparts. This Exercise Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Notice. Any notice required to be delivered to the Company under this Exercise Agreement shall be in writing and addressed to the CEO of the Company at the Company's principal corporate offices. Any notice required to be delivered to the Purchaser under this Exercise Agreement shall be in writing and addressed to the Purchaser at the Purchaser's address as set forth above. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

Acknowledgement. The Purchaser understands that he is purchasing the Shares pursuant to the terms and conditions of the Option Agreement, copies of which the Purchaser has read and understands.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Exercise Agreement as of the date first above written.

COMPANY:

FUSE MEDICAL, INC.

By:
Name:	Christopher Pratt
Title:	Chief Executive Officer

PURCHASER:

Ross Eichberg, an individual

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